Exhibit 99.1
MEDTOX Scientific, Inc.
402 West County Road D
St. Paul, MN 55112
Contact: Paula Perry (877) 715-7236

MEDTOX SCIENTIFIC DECLARES
 SPECIAL ONE-TIME DIVIDEND OF $1.25 PER SHARE

ST. PAUL, Minn., November 12, 2010-MEDTOX Scientific, Inc. (Nasdaq:MTOX) today announced that its board of directors approved a special one-time cash dividend of $1.25 per share. The special dividend will be payable on December 1, 2010, to stockholders of record on November 22, 2010.

Cash for the dividend will be provided by cash on hand and borrowing from the Company’s short-term revolving credit facility. The Company currently has no short or long-term debt. A portion of the dividend may be a return of capital (cost basis) and will be nontaxable. That amount cannot be calculated until year-end and will be delineated as such on the form 1099-DIV provided to stockholders. The Company declared the dividend based on its improving performance, cash balances and anticipated ability to generate cash flow from operations, and therefore believes it appropriate to return some capital to stockholders through a one-time cash dividend.

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory testing services and on-site/point-of-collection testing (POCT) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs-of-abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. For more information see www.medtox.com.

Note: Forward looking statements contained in this press release are made under the Private Securities Litigation Reform Act of 1995.  Forward-looking statements, including those relating to the tax treatment of the dividend, the Company’s improving performance, cash balances and anticipated ability to generate cash flow from operations, are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements.  Actual results may differ due to a number of factors including interpretations of tax laws and regulations, a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business and retain existing business and manage its cash, and changes in the competitive environment.  Further discussions of factors that may cause such results to differ are identified in the Company's 2009 Annual Report on Form 10-K and incorporated herein by reference.   You should take such factors into account when making investment decisions and are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  We undertake no obligation to update any forward-looking statements.